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                                                                    EXHIBIT 99.1

                           ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE

          ALLIS-CHALMERS ENERGY ANNOUNCES CHANGE TO BOARD OF DIRECTORS

HOUSTON, Feb. 3 /PRNewswire-FirstCall/ -- Allis-Chalmers Energy Inc. (Amex: ALY
- News) today announced that David A. Groshoff has stepped down from its Board of Directors and the Audit Committee.

Mr. Groshoff has served on the Board of Directors since 1999, initially under an agreement on behalf of the Pension Benefit Guaranty Corporation, which is a client of Mr. Groshoff's employer. That agreement permitted the PBGC to appoint a member of the Board of Directors so long as the PBGC held a minimum number of shares of Allis-Chalmers' stock. The PBGC sold all its stock in Allis-Chalmers in August 2005.

As an investment management employee of JPMorgan Asset Management, Mr. Groshoff is subject to his employer's understandably rigorous ethical conduct policies which address actual and potential conflicts of interest. These policies generally prohibit employees of JPMorgan Asset Management from serving on public company boards of directors without a meaningful client interest in such companies. In light of the PBGC's sale of Allis-Chalmers' stock, these policies require Mr. Groshoff's resignation from the Allis-Chalmers board.

Mr. Groshoff stated in his letter to the Chairman and CEO of Allis-Chalmers, "I do this with real regret after a relationship with Allis-Chalmers since 1999. I have the highest regard for the company, for you, for your management team, and for the other directors of the company."

Micki Hidayatallah, Allis-Chalmers' Chairman and Chief Executive Officer stated, "It is with regret that we accept the resignation of David Groshoff from our Board of Directors. Since 1999, he has made significant contributions to Allis-Chalmers. We will miss his valued insight and we wish him continued success."

About Allis-Chalmers

Allis-Chalmers Energy Inc. provides a variety of products and services to the oil and natural gas industry. Through its subsidiaries, Allis-Chalmers is engaged in providing specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells, directional and horizontal drilling services, rental tools and related oilfield services, services to enhance production through the installation of small diameter coiled tubing and chemicals into producing oil and gas wells and air drilling services to natural gas exploration and development operators.

Contact:   Victor M. Perez, CFO

           Allis-Chalmers Energy
           713-369-0550
           Lisa Elliott, Sr. VP
           DRG&E/ 713-529-6600